UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   WinStar Communications, Inc.,

   685 Third Avenue
   New York, NY  10017
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Advanced Radio Telecom Corp.
   ARTT
3. IRS or Social Security Number of Reporting Person (Voluntary)
   13-3585278
4. Statement for Month/Year
   January 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|1/21/0|S   | |78,000            |D  |25.50      |                   |      |                           |
01                         |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|1/24/0|S   | |100,000           |D  |25.41      |                   |      |                           |
01                         |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|1/26/0|S   | |50,000            |D  |25.31      |                   |      |                           |
01                         |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|1/27/0|S   | |75,000            |D  |25.38      |                   |      |                           |
01                         |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|1/28/0|S   | |100,000           |D  |26.02      |                   |      |                           |
01                         |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|1/31/0|S   | |25,000            |D  |26.13      |2,885,864          |D     |See note                   |
01                         |0     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
The shares were originally acquired by a wholly owned subsidiary of the Reporting Person. The subsidiary was merged into the Reporting Person effective December 31,
1999.
SIGNATURE OF REPORTING PERSON
  /s/   Kenneth J. Zinghini, Senior Vice President
DATE
February 4, 2000